Exhibit 99.3

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Intermediate Holding’s financial condition and results of operations for the fiscal years ended December 31, 2009, 2008 and 2007 should be read in conjunction with Selected Financial Data and Intermediate Holding’s audited consolidated financial statements and the notes to those statements.

All dollar amounts in the tables in the following discussion and analysis are stated in millions of US dollars unless otherwise indicated.

BUSINESS

Intermediate Holding is a Dallas, Texas-based holding company whose wholly-owned subsidiary, Oncor Holdings, holds a majority interest (approximately 80%) in Oncor. Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from delivery services provided to TCEH represented 38% and 39% of Oncor’s total revenues for the years ended December 31, 2009 and 2008, respectively. Intermediate Holding is a direct, wholly-owned subsidiary of EFH Corp. See “Glossary” for definition of terms and abbreviations, including the Merger. Because Intermediate Holding is managed as an integrated business, there are no separate reportable business segments. Various “ring-fencing” measures have been taken to enhance the credit quality of Oncor Holdings and Oncor. See Notes 1 and 2 to Financial Statements for a description of the material features of these “ring-fencing” measures and for discussion of the deconsolidation of Oncor (and its majority owner, Oncor Holdings) as the result of a change in accounting principles. See Note 7 to Financial Statements for discussion of equity interests sold by Oncor in November 2008.

Significant Activities and Events

Oncor Technology Initiatives — Oncor continues to invest in technology initiatives that include development of a modernized grid through the replacement of existing meters with advanced digital metering equipment and development of advanced digital communication, data management, real-time monitoring and outage detection capabilities. This modernized grid is expected to produce electricity service reliability improvements and provide the potential for additional products and services from REPs that will enable businesses and consumers to better manage their electricity usage and costs. Oncor’s plans provide for the full deployment of over three million advanced meters by the end of 2012 to all residential and most non-residential retail electricity customers in Oncor’s service area. The advanced meters can be read remotely, rather than by a meter reader physically visiting the location of each meter. Advanced meters facilitate automated demand side management, which allows consumers to monitor the amount of electricity they are consuming and adjust their electricity consumption habits.

As of December 31, 2009, Oncor has installed approximately 660 thousand advanced digital meters, including approximately 620 thousand during the year ended December 31, 2009. As the new meters are integrated, Oncor reports 15-minute interval, billing-quality electricity consumption data to ERCOT for Texas market settlement purposes. The data makes it possible for REPs to support new programs and pricing options. Cumulative capital expenditures for the deployment of the advanced meter system totaled $196 million as of December 31, 2009.

As discussed below under “Regulation and Rates,” Oncor has implemented a rate surcharge effective January 1, 2009 to recover its investment in the advanced meter deployment.

Oncor Matters with the PUCT — See discussion of these matters, including the awarded construction of CREZ-related transmission lines and a rate case with the PUCT, below under “Regulation and Rates.”

Debt Exchanges and Issuances — See Note 5 to Financial Statements for discussion of debt exchange offers completed by EFH Corp., Intermediate Holding and EFIH Finance in November 2009 and the issuance of additional notes by EFH Corp., guaranteed by Intermediate Holding, in January 2010.

Oncor’s 2008 Impairment of Goodwill — Financial market conditions had a significant effect on Oncor’s 2008 assessment of the carrying value of goodwill. Oncor recorded a goodwill impairment charge of $860 million in 2008, primarily arising from the dislocation in the capital markets that had increased interest rate spreads and the resulting discount rates used in estimating fair values and the effects of declines in market values of debt and equity securities of comparable companies. Intermediate Holding’s approximate 80% equity interest in the impairment is reflected in equity in earnings (losses) of unconsolidated subsidiary (net of tax) in the statement of consolidated income (loss). The annual impairment testing performed in 2009 resulted in no impairment.

KEY RISKS AND CHALLENGES

Following is a discussion of key risks and challenges facing management and the initiatives currently underway to manage such challenges.

Rates and Cost Recovery

The rates assessed by Oncor are regulated by the PUCT and certain cities and are subject to regulatory rate-setting processes and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Oncor’s rates are regulated based on an analysis of Oncor’s costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there is no assurance that the PUCT will judge all of Oncor’s costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that Oncor’s rates are based upon or that the regulatory process in which rates are determined will always result in rates that produce full recovery of Oncor’s costs. For example, in its final order in August 2009 with respect to the rate review Oncor filed in June 2008, the PUCT denied recovery of $25 million of regulatory assets, resulting in a $16 million after tax loss recognized in 2009. See “Regulation and Rates” below for further information regarding the final order.

Advanced Meter Deployment

Under a PUCT order, which became final in September 2008, approving Oncor’s proposed advanced meter deployment plan and rate surcharge to recover its investment, Oncor began billing the advanced metering surcharge in the January 2009 billing month cycle. Oncor may, through subsequent reconciliation proceedings, request recovery of additional costs that are reasonable and necessary. While there is a presumption that costs spent in accordance with a plan approved by the PUCT are reasonable and necessary, recovery of any costs that are found not to have been spent or properly allocated, or not to be reasonable or necessary, must be refunded. See “Regulation and Rates” below for further information.

Technology Initiatives

Risks to Oncor’s technology initiative programs discussed above under “Significant Activities and Events” include nonperformance by equipment and service providers, failure of the technology to meet performance expectations and inadequate cost recovery allowances by regulatory authorities. Oncor is implementing measures to mitigate these risks, but there can be no assurance that these technology initiatives will achieve the operational and financial objectives.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Intermediate Holding’s significant accounting policies are discussed in Note 1 to Financial Statements. Intermediate Holding follows accounting principles generally accepted in the US. Application of these accounting policies in the preparation of Intermediate Holding’s consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies of Intermediate Holding that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Purchase Accounting

In 2007, the Merger was accounted for under purchase accounting, whereby the purchase price of the transaction was allocated to EFH Corp.’s identifiable assets acquired and liabilities assumed based upon their fair values. The estimates of the fair values recorded were determined based on the principles in accounting standards related to the determination of fair value and reflect significant assumptions and judgments. For Oncor, the realization of its assets and settlement of its liabilities are largely subject to cost-based regulatory rate-setting processes. Accordingly, the historical carrying values of a majority of its assets and liabilities are deemed to represent fair values.

The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. The goodwill amount recorded at EFH Corp. totaled $23.2 billion as a result of purchase accounting, of which $4.9 billion was assigned to Oncor. The assignment of goodwill was based on the relative estimated enterprise value of Oncor’s operations as of the date of the Merger using discounted cash flow methodologies. In accordance with accounting guidance related to goodwill and other intangible assets, goodwill is not amortized to net income, but is required to be tested for impairment at least annually.

In the fourth quarter of 2008, Oncor recorded a goodwill impairment charge of $860 million based on estimated fair values as of December 31, 2008. Intermediate Holding’s approximate 80% equity interest in the impairment is reflected in equity in earnings (losses) of unconsolidated subsidiary (net of tax) in the statement of consolidated income (loss).

Push Down of Merger-Related Debt

Merger-related debt of EFH Corp. (parent) is fully and unconditionally guaranteed on a joint and several basis by EFC Holdings and Intermediate Holding. In accordance with SEC Staff Accounting Bulletin (SAB) Topic 5-J, a portion of such debt and related interest expense is reflected in the financial statements of Intermediate Holding. The amount reflected on Intermediate Holding’s balance sheet represents 50% of the guaranteed EFH Corp. Merger-related debt. This percentage reflects the fact that at the time of the Merger, the equity investments of EFC Holdings and Intermediate Holding in their respective operating subsidiaries were essentially equal amounts. Because payment of principal and interest on the notes is the responsibility of EFH Corp., Intermediate Holding records the settlement of such amounts as noncash capital contributions from EFH Corp. See Note 5 to Financial Statements.

Impairment of Investment

Intermediate Holding evaluates its investment in Oncor Holdings whenever indications exist that a loss in value that is not temporary has occurred. An impairment loss is recognized if the carrying value of the investment is greater than the fair value of the investment (i.e. the enterprise value of Oncor Holdings), and the loss is not deemed temporary. Fair value is determined by discounted cash flows, supported by available market valuations, if applicable. The determination of fair value involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

Accounting for Income Taxes

Intermediate Holding’s income tax expense and related balance sheet amounts involve significant management estimates and judgments. Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, involve judgments and estimates of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of deferred tax assets, management considers estimates of the amount and character of future taxable income. Actual income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, Intermediate Holding’s forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. EFH Corp.’s income tax returns are regularly subject to examination by applicable tax authorities. In management’s opinion, pursuant to income tax accounting guidance related to uncertain tax positions, there is no material liability for future taxes that may be owed as a result of any examination. See Notes 1 and 4 to Financial Statements for discussion of income tax matters.

PRESENTATION AND ANALYSIS OF RESULTS

The accompanying statements of consolidated income and cash flows for 2007 are presented for two periods: January 1, 2007 through October 10, 2007 (Predecessor) and October 11, 2007 through December 31, 2007 (Successor), which relate to the period before the Merger and the period after the Merger, respectively. Management’s discussion and analysis of results of operations and cash flows has been prepared by comparing the results of operations and cash flows of the Successor for the year ended December 31, 2009 to those of the Successor for the year ended December 31, 2008, by comparing the results of operations and cash flows of the Successor for the three months ended December 31, 2008 to those of the Successor for the period October 11, 2007 through December 31, 2007 and by comparing the results of operations and cash flows of the Successor for the nine months ended September 30, 2008 to those of the Predecessor for the period January 1, 2007 through October 10, 2007.

Reference is made to the discussion in Notes 1 and 2 to Financial Statements of the retrospective deconsolidation of Oncor Holdings and Oncor. As a result of deconsolidation, the results of Oncor Holdings and Oncor are reflected in the statement of income as equity in earnings of unconsolidated subsidiary (net of tax).

RESULTS OF OPERATIONS

Financial Results

	Successor					Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	Three Months Ended December 31, 2008	Period from October 11, 2007 through December 31, 2007	Nine Months Ended September 30, 2008	Period from January 1, 2007 through October 10, 2007

Interest income	$4	$2	$2	$—	$—	$—
Interest expense and related charges	(279)	(262)	(67)	(68)	(195)	—

Loss before income taxes and equity in earnings of unconsolidated subsidiary	(275)	(260)	(65)	(68)	(195)	—
Income tax benefit	93	88	24	23	65	—
Equity in earnings (losses) of unconsolidated subsidiary (net of tax)	256	(323)	(632)	64	309	263

Net income (loss)	$74	$(495)	$(673)	$19	$179	$263

Financial Results – Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Interest expense and related charges increased $17 million, or 6%, to $279 million in 2009. The increase reflected EFH Corp.’s PIK interest elections on the Toggle Notes pushed down to Intermediate Holding and Intermediate Holding’s issuance of notes in November 2009 (see Note 5 to Financial Statements).

Income tax benefit totaled $93 million in 2009 compared to $88 million in 2008. The effective rate on pretax income was 33.8% in both 2009 and 2008.

Equity in earnings of unconsolidated subsidiary (net of tax) totaled $256 million in 2009 compared to equity in losses of unconsolidated subsidiary (net of tax) of $323 million in 2008. The increase of $579 million was driven by an $807 million increase in Oncor’s net income, partially offset by a $224 million increase in Oncor’s minority interest holders’ equity in Oncor’s earnings. The $807 million increase in Oncor’s net income was driven by an $860 million goodwill impairment charge recorded in 2008. Excluding the impairment charge, results in 2009 declined due to the effect of lower average consumption on revenues, the write-off of certain regulatory assets totaling $25 million (pre tax) and a $30 million (pre tax) increase in interest expense reflecting higher average borrowings due primarily to Oncor’s ongoing capital investments and higher average interest rates due primarily to refinancing of short-term borrowings in September 2008.

Net income for 2009 totaled $74 million and net loss for 2008 totaled $495 million driven by the increase in Oncor’s earnings.

Financial Results — Three Months Ended December 31, 2008 Compared to Successor Period from October 11, 2007 through December 31, 2007

Equity in losses of unconsolidated subsidiary (net of tax) totaled $632 million in 2008 compared to equity in earnings of unconsolidated subsidiary (net of tax) of $64 million in 2007. The decrease of $696 million was driven by an $860 million decrease in Oncor’s net income, partially offset by a $160 million decrease in Oncor’s minority interest holders’ equity in Oncor’s earnings, both of which reflected the $860 million goodwill impairment charge recorded in 2008.

Net loss for 2008 totaled $673 million, and net income for 2007 totaled $19 million. The change was driven by the decline in results of the Oncor Holdings equity investment.

Financial Results — Nine Months Ended September 30, 2008 Compared to Predecessor Period from January 1, 2007 through October 10, 2007

Interest expense and related charges totaled $195 million in 2008 and zero in 2007 reflecting Merger-related debt pushed down from EFH Corp. (see Note 5 to Financial Statements).

Equity in earnings of unconsolidated subsidiary (net of tax) totaled $309 million in 2008 compared to $263 million in 2007. The $46 million improvement reflected an increase in Oncor’s net income driven by the favorable effects on revenues of volume growth and increased tariffs to recover ongoing investment in the transmission system.

Net income decreased $84 million, or 32%, to $179 million in 2008 reflecting interest expense on debt pushed down from EFH Corp., partially offset by increased earnings of the Oncor Holdings equity investment.

OTHER COMPREHENSIVE INCOME

In September 2008, Oncor entered into interest rate swap transactions hedging the variability of treasury bond rates used to determine the interest rates on an anticipated issuance of an aggregate of $1.0 billion of senior secured notes maturing from 2013 to 2018. The hedges were terminated the same day, and $2 million in after-tax losses were recorded as other comprehensive income.

An after tax loss of $1 million for the period January 1, 2007 through October 10, 2007 was recognized in net income related to Oncor’s settled interest rate cash flow hedges.

FINANCIAL CONDITION

Liquidity and Capital Resources

Cash Flows — Cash flows from operating, financing and investing activities included:

	Successor					Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	Three Months Ended December 31, 2008	Period from October 11, 2007 through December 31, 2007	Nine Months Ended September 30, 2008	Period from January 1, 2007 through October 10, 2007
Cash flows — operating activities:
Net income (loss)	$74	$(495)	$(673)	$19	$179	$263
Adjustments to reconcile net income to cash provided by operating activities:
Equity in (earnings) losses of unconsolidated subsidiaries	(256)	323	632	(64)	(309)	(263)
Distributions of earnings from unconsolidated subsidiary	216	330	117	—	213	326
Amortization of debt issuance costs	10	11	3	2	8	—
Deferred income taxes – net	(56)	1	—	—	1	—
Noncash interest expense related to pushed down debt of parent	265	251	125	24	126	—
Changes in debt-related assets and liabilities	(37)	(88)	(84)	19	(5)	—

Cash provided by operating activities	216	333	120	—	213	326

Cash flows — financing activities:
Proceeds from sale of Oncor equity interests, net of transaction costs	—	1,253	1,253	—	—	—
Distribution to parent of equity sale net proceeds	—	(1,253)	(1,253)	—	—	—
Distributions/dividends to EFH Corp.	(216)	(330)	(117)	—	(213)	(326)

Cash used in financing activities	(216)	(330)	(117)	—	(213)	(326)

Cash flows — investing activities:
Advances to EFH Corp.	—	(3)	(3)	—	—	—

Cash used in investing activities	—	(3)	(3)	—	—	—

Net change in cash and cash equivalents	$—	$—	$—	$—	$—	$—

Essentially all of the cash provided by operating activities for all periods presented consisted of dividends from Oncor Holdings/Oncor.

Amortization of debt issuance expense relates to debt pushed down from EFH Corp. (see Note 5 to Financial Statements) and is reported in interest expense and related charges in the statements of consolidated income (loss).

Long-Term Debt Activity — As part of an EFH Corp. debt exchange transaction in November 2009, Intermediate Holding and EFIH Finance, a wholly-owned subsidiary of Intermediate Holding, as Co-Issuers, issued $141 million principal amount of 9.75% Senior Secured Notes due in 2019 (EFIH Notes) and acquired $99 million principal amount of outstanding EFH Corp. Senior Notes and $97 million principal amount of outstanding TCEH and other EFH Corp. debt securities. Also, EFH Corp. issued $115 million principal amount of 9.75% Senior Secured Notes due in 2019 (EFH Corp. 9.75% Notes) and acquired $82 million outstanding principal amount of its Senior Notes and $79 million outstanding principal amount of TCEH and other EFH Corp. debt securities. As discussed in Note 5 to Financial Statements, the new EFH Corp. 9.75% Notes and the EFH Corp. Senior Notes are guaranteed by EFC Holdings and Intermediate Holding and are subject to push down accounting. Accordingly, 50% of the new EFH Corp 9.75% Notes, or $57 million principal amount, was pushed down to Intermediate Holding. Following the debt exchange transaction, the EFH Corp. Senior Notes acquired by Intermediate Holding and EFH Corp. were retired; consequently, the amount of pushed down debt was reduced by 50% of the principal amount of retired debt, or $90 million.

See “Toggle Note Interest Election Related to Pushed Down EFH Corp. Debt” below for discussion of a $154 million increase in Toggle Notes pushed down to Intermediate Holding that were issued in May and November 2009 in payment of accrued interest.

See Note 5 to Financial Statements for further information regarding long-term debt.

Toggle Note Interest Election Related to Pushed Down EFH Corp. Debt — EFH Corp. has the option every six months at its discretion, ending with the payment due November 2012, to use the payment-in-kind (PIK) feature of its senior toggle notes (Toggle Notes) in lieu of making cash interest payments. EFH Corp. elected to use the PIK feature for the May 2009, November 2009 and May 2010 interest payments as an efficient and cost-effective method to further enhance liquidity, in light of the weaker economy and related lower electricity demand and the continuing uncertainty in the financial markets. Once EFH Corp. makes a PIK election, the election is valid for each succeeding interest payment period until EFH Corp. revokes the election. Use of the PIK feature will be evaluated at each election period, taking into account market conditions and other relevant factors at such time.

EFH Corp. made its May and November 2009 interest payments and will make its May 2010 interest payment by using the PIK feature of the Toggle Notes. During the applicable interest periods, the interest rate on the Toggle Notes is increased from 11.25% to 12.00%. EFH Corp. increased the aggregate principal amount of the notes by $150 million and $159 million in May and November 2009, respectively, and will further increase the aggregate principal amount of the notes by $168 million in May 2010. If paid in cash, the annual interest expense would increase by approximately $54 million (50% of which relates to Intermediate Holding due to push down), constituting the additional cash interest that would be payable with respect to the $477 million of additional principal amount. See Note 5 to Financial Statements for discussion of debt exchanges that resulted in redemption of portions of the outstanding principal amount of these notes.

Liquidity Needs — Intermediate Holding’s liquidity needs represent interest and principal payments on the EFIH Notes, which are expected to be sourced, in part, from interest and principal payments on TCEH and EFH Corp. debt securities acquired in exchange for the EFIH Notes and held as investments (see Notes 5 and 8 to Financial Statements). Intermediate Holding’s additional liquidity sources include receipts of distributions from Oncor Holdings and, as necessary, borrowings from EFH Corp. (See Note 7 to Financial Statements.)

Distributions — During 2009, Intermediate Holding’s board of directors declared, and Intermediate Holding paid, $216 million in cash distributions to EFH Corp. (funded by distributions from its subsidiaries) as follows:

Declaration Date	Payment Date	Amount Paid
November 12, 2009	November 13, 2009	$99
August 18, 2009	August 19, 2009	$59
May 19, 2009	May 20, 2009	$40
February 18, 2009	March 3, 2009	$18

See Note 7 to Financial Statements for discussion of distribution restriction provisions.

Distributions from Oncor — Until December 31, 2012, distributions paid by Oncor to its members are limited to an amount not to exceed Oncor’s net income determined in accordance with GAAP, subject to certain defined adjustments. Distributions are further limited by an agreement that Oncor’s regulatory capital structure, as determined by the PUCT, will be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity.

In January 2009, the PUCT awarded CREZ construction projects to Oncor. See discussion below under “Regulation and Rates – Matters with the PUCT.” As a result of the increased capital expenditures for CREZ and the debt-to-equity ratio cap, Intermediate Holding expects that Oncor may retain all or a portion of its available cash to fund such construction instead of paying distributions.

Capitalization — The capitalization ratios of Intermediate Holding were 54.5% and 57.7% membership interests and 45.5% and 42.3% long-term debt as of December 31, 2009 and 2008, respectively.

Financial Covenants, Credit Rating Provisions and Cross Default Provisions — Covenants and Restrictions Related to EFIH Notes and Pushed Down Debt — See Note 5 to Financial Statements for discussion of the EFIH Notes and EFH Corp. debt pushed down to Intermediate Holding as a result of its guarantee of the debt. The indentures governing the EFIH Notes, EFH Corp. Senior Notes and EFH Corp. 9.75% Notes contain covenants that could have a material impact on the liquidity and operations of Intermediate Holding. See Note 5 to Financial Statements for additional discussion of the covenants contained in these financing arrangements.

Adjusted EBITDA, as used in the restricted payments covenants contained in the indentures governing the EFIH Notes and EFH Corp. Senior Notes and 9.75% Notes for the year ended December 31, 2009 totaled $1.338 billion and $4.857 billion, respectively. See Exhibits 99.6 (in this Current Report on Form 8-K) and Exhibit 99(b) (in the 2009 Form 10-K) for a reconciliation of net income (loss) to Adjusted EBITDA for Intermediate Holding and EFH Corp., respectively, for the years ended December 31, 2009 and 2008.

The following table summarizes various financial ratios of Intermediate Holding and EFH Corp. that are applicable under certain covenants in the indentures governing the EFIH Notes and EFH Corp. Senior Notes and 9.75% Notes as of December 31, 2009 and 2008 and the corresponding covenant threshold levels as of December 31, 2009:

	December 31, 2009	December 31, 2008	Threshold Level
Debt Incurrence Covenants:
EFH Corp. Senior Notes:
EFH Corp. fixed charge coverage ratio	1.2 to 1.0	1.5 to 1.0	At least 2.0 to 1.0
TCEH fixed charge coverage ratio	1.5 to 1.0	1.3 to 1.0	At least 2.0 to 1.0
EFH Corp. 9.75% Notes:
EFH Corp. fixed charge coverage ratio	1.2 to 1.0	N/A	At least 2.0 to 1.0
TCEH fixed charge coverage ratio	1.5 to 1.0	N/A	At least 2.0 to 1.0
EFIH Notes:
Intermediate Holding fixed charge coverage ratio (a)	53.8 to 1.0	N/A	At least 2.0 to 1.0

Restricted Payments/Limitations on Investments Covenants:
EFH Corp. Senior Notes:
General restrictions (non-Sponsor Group payments):
EFH Corp. fixed charge coverage ratio (b)	1.4 to 1.0	1.3 to 1.0	At least 2.0 to 1.0
General restrictions (Sponsor Group payments):
EFH Corp. fixed charge coverage ratio (b)	1.2 to 1.0	1.5 to 1.0	At least 2.0 to 1.0
EFH Corp. leverage ratio	9.4 to 1.0	6.9 to 1.0	Equal to or less than 7.0 to 1.0
EFH Corp. 9.75% Notes:
General restrictions (non-Sponsor Group payments):
EFH Corp. fixed charge coverage ratio (b)	1.4 to 1.0	N/A	At least 2.0 to 1.0
General restrictions (Sponsor Group payments):
EFH Corp. fixed charge coverage ratio (b)	1.2 to 1.0	N/A	At least 2.0 to 1.0
EFH Corp. leverage ratio	9.4 to 1.0	N/A	Equal to or less than 7.0 to 1.0
EFIH Notes:
General restrictions (non-EFH Corp. payments):
Intermediate Holding fixed charge coverage ratio (a)(c)	3.9 to 1.0	N/A	At least 2.0 to 1.0
General restrictions (EFH Corp. payments):
Intermediate Holding fixed charge coverage ratio (a)(c)	53.8 to 1.0	N/A	At least 2.0 to 1.0
Intermediate Holding leverage ratio	4.4 to 1.0	N/A	Equal to or less than 6.0 to 1.0

(a)	Although Intermediate Holding currently meets the fixed charge coverage ratio threshold applicable to certain covenants contained in the indenture governing the EFIH Notes, Intermediate Holding’s ability to use such thresholds to incur debt or make restricted payments/investments is currently limited by the covenants contained in the EFH Corp. Senior Notes and the EFH Corp. 9.75% Notes.
(b)	The EFH Corp. fixed charge coverage ratio for non-Sponsor Group payments includes the results of Oncor Holdings and its subsidiaries. The EFH Corp. fixed charge coverage ratio for Sponsor Group payments excludes the results of Oncor Holdings and its subsidiaries.
(c)	The Intermediate Holding fixed charge coverage ratio for non-EFH Corp. payments includes the results of Oncor Holdings and its subsidiaries. The Intermediate Holding fixed charge coverage ratio for EFH Corp. payments excludes the results of Oncor Holdings and its subsidiaries.

Credit Ratings — The rating agencies assign credit ratings on certain debt securities issued by EFH Corp., Intermediate Holding and Oncor. As of January 31, 2010, the credit ratings assigned for debt securities issued by EFH Corp. that are guaranteed by and pushed down to Intermediate Holding and debt securities issued by Intermediate Holding and Oncor are presented below:

	S&P	Moody’s	Fitch
EFH Corp. (Senior Secured) (a)	B+	Caa3	B+
EFH Corp. (Senior Unsecured) (b)	B-	Caa3	B
Intermediate Holding (Senior Secured)	B+	Caa3	B+
Oncor (Senior Secured) (c)	BBB+	Baa1	BBB
Oncor (Senior Unsecured) (c)	BBB+	Baa1	BBB-

(a)	EFH Corp. 9.75% Notes and 10% Notes.
(b)	EFH Corp. 10.875% Notes and Toggle Notes.
(c)	All of Oncor’s long-term debt is secured by a first priority lien and is considered senior secured debt.

In November 2009, the credit rating agencies announced certain rating actions shortly after completion of the debt exchange transaction discussed in Note 5 to Financial Statements. S&P restored its corporate issuer rating of EFH Corp. with a multi-notch upgrade to B- from SD and maintained a negative outlook. Also, S&P established B+ ratings for the new EFH Corp. 9.75% Notes and EFIH Notes, and it completed multi-notch upgrades from ratings of D for issuances subject to the exchange. Previously, in accordance with its “distressed exchange” policy, S&P downgraded the corporate issuer rating of EFH Corp. to SD from CC and downgraded ratings of issuances subject to the exchange to D from CC. Moody’s affirmed its Caa1 corporate family rating and negative outlook for EFH Corp. but upgraded its probability of default rating to Caa2 from Ca as it determined that the final transaction results did not represent a “distressed exchange.” In addition, Moody’s established Caa3 ratings for the new EFH Corp. 9.75% Notes and EFIH Notes and completed upgrades of certain securities due to results of the exchange. Fitch established a rating of B+ on the new EFH Corp. 9.75% Notes and EFIH Notes resulting from the exchange and downgraded its ratings of the EFH Corp. 10.875% and Toggle Notes by one notch to B from B+. Additionally, Fitch affirmed its ratings and outlook for EFH Corp. The ratings and stable outlook for Oncor were unaffected by the exchange and were affirmed by all three agencies.

In June 2009, Moody’s upgraded the long-term debt rating for Oncor’s senior secured debt by two notches from Baa3 to Baa1 citing, among other things, Oncor’s position as a rate-regulated electric transmission and distribution utility in Texas, reasonably supportive regulatory jurisdiction, solid financial credit metrics, adequate sources of near-term liquidity and the continued evidence of strong corporate independence from EFH Corp.

A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Ratings can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Material Cross Default Provisions — Certain financing arrangements contain provisions that may result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

The indenture governing the EFIH Notes contains a cross acceleration provision whereby a payment default at maturity or on acceleration of principal indebtedness under any instrument or instruments of Intermediate Holding or any of its restricted subsidiaries in the aggregate amount equal to or greater than $250 million may cause the acceleration of the EFIH Notes.

The indentures governing the EFH Corp. Senior Notes, 9.75% and 10% Notes contain a cross acceleration provision where a payment default at maturity or on acceleration of principal indebtedness under any instrument or instruments of EFH Corp. and any of its restricted subsidiaries in the aggregate amount equal to or greater than $250 million may cause the acceleration of the EFH Corp. Senior Notes, 9.75% and 10% Notes.

A default by Oncor or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million may result in a cross default under its credit facility. Under this facility such a default may cause the maturity of outstanding balances ($616 million at December 31, 2009) under such facility to be accelerated.

Long-Term Contractual Obligations and Commitments — The following table summarizes Intermediate Holding’s contractual cash obligations as of December 31, 2009 (see Note 5 to Financial Statements for additional disclosures regarding these long-term debt obligations).

Contractual Cash Obligations (a)	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total

Long-term debt – principal	$—	$—	$—	$2,513	$2,513
Long-term debt – interest	198	572	572	848	2,190

Total contractual cash obligations	$198	$572	$572	$3,361	$4,703

(a)	Excludes $84 million of additional principal amount of Toggle Notes to be issued in May 2010 and due in 2017, reflecting the election of the PIK feature on the Toggle Notes as discussed above under “Toggle Notes Interest Election Related to Pushed Down EFH Corp. Debt.” Includes $2.372 billion principal amount and related interest of EFH Corp. notes pushed down to Intermediate Holding (see Note 5 to Financial Statements.)

Guarantees — See Note 5 to Financial Statements for details of guarantees.

OFF-BALANCE SHEET ARRANGEMENTS

See Notes 2 and 5 to Financial Statements regarding investment in Oncor Holdings and guarantees, respectively.

COMMITMENTS AND CONTINGENCIES

See Note 6 to Financial Statements for details of commitments and contingencies, including guarantees.

CHANGES IN ACCOUNTING STANDARDS

See Note 1 to Financial Statements for discussion of changes in accounting standards.

REGULATION AND RATES

FERC Infrastructure Protection Standards

In September 2009, the FERC issued an order approving a revised set of mandatory NERC standards for critical infrastructure protection (CIP). These standards are designed to protect the nation’s bulk power system against potential disruptions from cyber security breaches. The mandatory reliability standards require certain users, owners and operators of the bulk power system to establish policies, plans and procedures to safeguard physical and electronic access to control systems, to train personnel on security matters, to report security incidents, and to be prepared to recover from a cyber incident. Oncor was compliant at December 31, 2009 and expects to achieve “Auditable Compliance” by year-end 2010 in accordance with the NERC CIP implementation schedule.

Oncor Matters with the PUCT

Certification of REPs — In April 2009, the PUCT finalized a rule relating to the Certification of Retail Electric Providers. The rule strengthens the certification requirements for REPs in order to better protect customers, transmission and distribution utilities (TDUs), and other REPs from the potential insolvency of REPs. The rule, among other things, increases creditworthiness and financial reporting requirements for REPs and provides additional customer protection requirements and regulatory asset consideration for TDU bad debt expenses. Under the rule, Oncor uncollectible amounts owed by REPs are deferred as a regulatory asset. Recovery of the regulatory asset will be considered in a future rate case. Accordingly, Oncor recognized an approximately $3 million one-time reversal of bad debt expense in the three months ended June 30, 2009. Due to the commitments made to the PUCT in connection with the Merger, Oncor may not recover bad debt expense, or certain other costs and expenses, from rate payers in the event of a default or bankruptcy by an affiliate REP.

Stipulation Approved by the PUCT — In April 2008, the PUCT entered an order, which became final in June 2008, approving the terms of a stipulation relating to the filing in 2007 by Oncor and Texas Holdings of a Merger-related Joint Report and Application with the PUCT pursuant to Section 14.101(b) of PURA and PUCT Substantive Rule 25.75. The stipulation required the filing of a rate case by Oncor no later than July 1, 2008 based on a test year ended December 31, 2007. In July 2008, Nucor Steel filed an appeal of the PUCT’s order in the 200th District Court of Travis County, Texas. The parties to the appeal have agreed to a schedule that would result in a hearing in June 2010. Oncor was named a defendant and intends to vigorously defend the appeal. Oncor filed the rate case with the PUCT in June 2008, and the PUCT issued a final order with respect to the rate review in August 2009 as discussed below.

Rate Case — In June 2008, Oncor filed for a rate review with the PUCT and 204 cities. In August 2009, the PUCT issued a final order with respect to the rate review. The final order approves a total annual revenue requirement for Oncor of $2.64 billion, based on Oncor’s 2007 test year cost of service and customer characteristics. New rates were calculated for all customer classes using 2007 test year billing metrics and the approved class cost allocation and rate design. The PUCT staff has estimated that the final order results in an approximate $115 million increase in base rate revenues over Oncor’s 2007 adjusted test year revenues, before recovery of rate case expenses. Prior to implementing the new rates in September 2009, Oncor had already begun recovering $45 million of the $115 million increase as a result of approved transmission cost recovery factor and energy efficiency cost recovery factor filings, such as those discussed below.

Key findings made by the PUCT in the rate review include:

•

recognizing and affirming Oncor’s corporate ring-fence from EFH Corp. and its unregulated affiliates by rejecting a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset Oncor’s taxable income against losses from other investments;

•

approving the recovery of all of Oncor’s capital investment in its transmission and distribution system, including investment in certain automated meters that will be replaced pursuant to Oncor’s advanced meter deployment plan;

•	denying recovery of $25 million of regulatory assets, which resulted in a $16 million after tax loss being recognized in the three months ended September 30, 2009, and

•	setting Oncor’s return on equity at 10.25%.

New rates were implemented upon approval of new tariffs in September 2009. In November 2009, the PUCT issued an Order on Rehearing that established a new rate class but did not change the revenue requirements. In January 2010, the PUCT denied all Second Motions for Rehearing, which made the November 2009 Order on Rehearing final and appealable.

Advanced Meter Rulemaking — In 2005, the Texas Legislature passed legislation that authorized electric utilities to implement a surcharge to recover costs incurred in deploying advanced metering and meter information networks. Benefits of the advanced metering installation include improved safety, on-demand meter reading, enhanced outage identification and restoration and system monitoring of voltages. In 2007, the PUCT issued its advanced metering rule to implement this legislation. This rule outlined the minimum required functionality for an electric utility’s advanced metering systems to qualify for cost recovery under a surcharge. Subsequent to the issuance of the rule, the PUCT opened an implementation proceeding for market participants to fine-tune the rule requirements, address the impacts of advanced metering deployment on retail and wholesale markets in ERCOT, and help ensure that retail customers receive benefits from advanced metering deployment. The implementation proceeding is expected to continue through the end of 2010.

Advanced Metering Deployment Surcharge Filing — In May 2008, Oncor filed with the PUCT a description and request for approval of its proposed advanced metering system deployment plan and its proposed surcharge for the recovery of its estimated future investment for advanced metering deployment. Oncor’s plan provides for the full deployment of over three million advanced meters by the end of 2012 to all residential and most non-residential retail electricity customers in Oncor’s service area. As of December 31, 2009, Oncor has installed approximately 660 thousand advanced digital meters, including 620 thousand in the year ended December 31, 2009. Cumulative capital expenditures for the deployment of the advanced meter system totaled $196 million as of December 31, 2009, including $166 million in the year ended December 31, 2009.

In August 2008, a settlement was reached with the majority of the parties to this surcharge filing. The settlement included the following major provisions, as amended by the final order in the 2008 rate review:

•	a surcharge beginning on January 1, 2009 and continuing for 11 years;

•	a total revenue requirement over the surcharge period of $1.023 billion;

•	estimated capital expenditures for advanced metering facilities of $686 million;

•	related operation and maintenance expenses for the surcharge period of $153 million;

•	$204 million of operation and maintenance expense savings, and

•	an advanced metering cost recovery factor of $2.19 per month per residential retail customer and varying from $2.39 to $5.15 per month for non-residential retail customers.

An order approving the settlement was issued by the PUCT in August 2008 and became final in September 2008. Oncor began billing the advanced metering surcharge in the January 2009 billing month cycle. Oncor may, through subsequent reconciliation proceedings, request recovery of additional costs that are reasonable and necessary. While there is a presumption that costs spent in accordance with a plan approved by the PUCT are reasonable and necessary, recovery of any costs that are found not to have been spent or properly allocated, or not to be reasonable or necessary, must be refunded.

Transmission Rates — In order to recover increases in its transmission costs, including incremental fees paid to other transmission service providers due to an increase in their rates, Oncor is allowed to request an update twice a year to the transmission cost recovery factor (TCRF) component of its retail delivery rate charged to REPs. In January 2010, an application was filed to increase the TCRF, which is expected to be administratively approved and become effective in March 2010. This application is expected to increase annualized revenues by $13 million.

In September 2009, Oncor filed an application for an interim update of its wholesale transmission rate, and the PUCT approved the new rate effective December 2009. Accordingly, annualized revenues are expected to increase by approximately $34 million. Approximately $21 million of this increase is recoverable through transmission rates charged to wholesale customers, and the remaining $13 million is recoverable from REPs through the TCRF component of Oncor’s delivery rates.

Application for 2010 Energy Efficiency Cost Recovery Factor — In May 2009, Oncor filed an application with the PUCT to request approval of an energy efficiency cost recovery factor (EECRF) for 2010. PUCT rules require Oncor to make an annual EECRF filing by May 1 for implementation at the beginning of the next calendar year. The requested 2010 EECRF is $54 million, the same amount established for 2009, and would result in the same $0.92 per month charge for residential customers as proposed in Oncor’s rate case. As allowed by the rule, the 2010 EECRF is designed to recover the costs of the 2010 programs, the under-recovery of 2008 program costs, and a performance bonus based on 2008 results. In its November 2009 order, the PUCT approved the application with minor modifications, resulting in an immediate recognition of $9 million in revenues, representing the performance bonus. The final order resulted in a residential EECRF of $0.89 per month due to the PUCT approval of a different allocation methodology for the performance bonus. Oncor’s new EECRF rider became effective for billings on and after December 30, 2009.

Competitive Renewable Energy Zones (CREZs) — In January 2009, the PUCT awarded approximately $1.3 billion of CREZ construction projects to Oncor. The projects involve the construction of transmission lines to support the transmission of electricity from renewable energy sources, principally wind generation facilities, in west Texas to population centers in the eastern part of the state. A written order reflecting the PUCT’s decision was entered in March 2009, and an order on rehearing was issued by the PUCT in May 2009. The cost estimates for the CREZ construction projects are based upon cost analyses prepared by ERCOT in April 2008. For the year ended December 31, 2009, Oncor’s CREZ-related capital expenditures totaled $114 million. It is expected that the necessary permitting actions and other requirements and all construction activities for Oncor’s CREZ construction projects will be completed by the end of 2013.

In October 2009, the PUCT initiated a proceeding to determine whether there is sufficient financial commitment from generators of renewable energy to grant Certificates of Convenience and Necessity (CCNs) for transmission facilities located in two areas in the panhandle of Texas designated as CREZs. If the PUCT determines that there is not sufficient financial commitment from the generators for either CREZ, the PUCT may take action, including delaying the filing of CREZ CCN applications until such time as the PUCT finds sufficient financial commitment for that CREZ in accordance with the financial commitment provisions of the PUCT’s rules. Three of the CREZ transmission projects awarded to Oncor are located in the two CREZs that are the subject of the proceeding. The estimated cost of these three transmission projects is approximately $380 million. The PUCT held a hearing in this proceeding in January 2010. The PUCT is expected to issue an order concluding this proceeding in the second quarter of 2010.

In July 2009, the City of Garland, Texas filed an Original Petition and Application for Stay and Injunction in the 200th District Court of Travis County, Texas seeking judicial review and a stay of the PUCT’s March 2009 written order selecting transmission service providers (including Oncor) to build CREZ transmission facilities. In January 2010, the district court issued an order reversing the PUCT’s order and remanding it to the PUCT for action consistent with the court’s opinion. The district court order did not contain a stay or injunction and severed the City of Garland’s requests for declaratory and injunctive relief. On February 4, 2010, the PUCT issued an order that severs certain of the CREZ transmission projects awarded to Oncor and others from its consideration of the remand of the written order. On February 12, 2010, the PUCT issued an order suspending the schedule sequencing CREZ projects subsequent to CREZ priority projects. In the original sequencing order, Oncor was scheduled to file CCN applications for its five CREZ subsequent projects between March and May 2010. The PUCT’s order stated that the record evidence regarding the selection of the transmission service providers for the CREZ subsequent projects will be reevaluated without delay. Oncor cannot predict the impact, if any, the reevaluation may have on its CREZ construction projects.

Sunset Review — PURA and the PUCT will be subject to “sunset” review by the Texas Legislature in the 2011 legislative session. Sunset review includes, generally, a comprehensive review of the need for and effectiveness of an administrative agency (the PUCT), along with an evaluation of the advisability of any changes to that agency’s authorizing legislation (PURA). A Sunset staff report is scheduled to be issued in April 2010, and a Sunset public meeting is scheduled for May 2010. Intermediate Holding cannot predict the outcome of the sunset review process.

Summary

Intermediate Holding cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions. Such actions or changes could significantly alter its basic financial position, results of operations or cash flows.

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Market risk is the risk that Intermediate Holding may experience a loss in value as a result of changes in market conditions such as interest rates that may be experienced in the ordinary course of business. There are currently no interest rate swaps in place to hedge interest rate risk related to Intermediate Holding’s indebtedness. All of the long-term debt at December 31, 2009 and 2008 carried fixed interest rates.

	Expected Maturity Date						Successor
	(millions of dollars, except percentages)
	2010	2011	2012	2013	2014	There- after	2009 Total Carrying Amount	2009 Total Fair Value	2008 Total Carrying Amount	2008 Total Fair Value
Long-term debt
(including current maturities)
Fixed rate debt amount (a)	$—	$—	$—	$—	$—	$2,513	$2,513	$1,908	$2,250	$1,297
Average interest rate (b)	—	—	—	—	—	11.00%	11.00%	—	11.08%	—

(a)	Includes pushed down debt. See Note 5 to Financial Statements.
(b)	Uses 11.25% cash rate for Toggle Notes.

Credit Risk

Intermediate Holding is exposed to affiliate credit risk associated with the $79 million principal amount of TCEH debt securities and $18 million principal amount of EFH Corp. debt securities it acquired in November 2009 as part of the debt exchanges discussed in Note 5 to Financial Statements and held as investments (see Note 8 to Financial Statements). The credit rating of each of these securities is below investment grade. The carrying value of these securities was $68 million, including $1 million of accretion of purchase discount, at December 31, 2009.

Credit Risk — Oncor — Oncor’s credit risk relates to the risk of loss associated with nonperformance by counterparties. Oncor’s customers consist primarily of REPs. As a prerequisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. Meeting these standards does not guarantee that a REP will be able to perform its obligations. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of PURA and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs approved by the PUCT. See “Regulation and Rates” above regarding a new REP certification rule.

Oncor’s exposure to credit risk associated with accounts receivable totaled $151 million from affiliates, substantially all of which consisted of Oncor’s trade accounts receivable from TCEH, and $245 million from nonaffiliated customers as of December 31, 2009. The nonaffiliated customer receivable amount is before the allowance for uncollectible accounts, which totaled $2 million at December 31, 2009. The nonaffiliated exposure consists almost entirely of noninvestment grade trade accounts receivable, of which $180 million represented trade accounts receivable from REPs. As of December 31, 2009, subsidiaries of one customer collectively represented 11% of the nonaffiliated trade receivable amount. No other nonaffiliated parties represented 10% or more of the total exposure.

Oncor is also exposed to credit risk associated with a note receivable from TCEH totaling $254 million ($37 million reported as current) at December 31, 2009.